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                                                                    EXHIBIT 99.1


                                             news

FRB | WEBER SHANDWICK
    | FINANCIAL COMMUNICATIONS


AT THE COMPANY:                 AT FRB|WEBER SHANDWICK
Paul Schmitt                    Jeff Wilhoit        Lisa Fortuna
Chief Financial Officer         General Info        Analysts/Investors
(630) 562-4720                  (312) 640-6757      (312) 640-6779

FOR IMMEDIATE RELEASE
TUESDAY, OCTOBER 29, 2002

          M~WAVE ANNOUNCES $3.3 MILLION LOSS FOR THIRD QUARTER OF 2002;
               BENSENVILLE FACILITIES CONSOLIDATED TO WEST CHICAGO

WEST CHICAGO, ILL., OCTOBER 29, 2002--M~Wave, Inc. (Nasdaq: MWAV), a value added service provider of high performance circuit boards used in a variety of digital and high frequency applications, announced net sales of $3,787,000 for the third quarter ended September 30, 2002 and a loss of $3,333,000 or $0.75 per share compared to net sales of $8,611,000 and a net income of $479,000 or $0.11 per share for the third quarter ended September 30, 2001. The third quarter loss includes a one time pre-tax charge of $1,750,000 relating to the closing and consolidation of the Bensenville facility into West Chicago.

         Net sales were $19,398,000 and net loss was $2,981,000 or $0.67 per share for the nine months ended September 30, 2002, compared to net sales of $46,586,000 and net income of $3,327,000 or $0.73 per share for the nine months ended September 30, 2001.

         Cash levels decreased from $2,103,000 at December 31, 2001 to $1,940,000 at September 30, 2002. Accounts receivables were down $6,041,000, inventories were up $609,000 and accounts payables were up $686,000 from December 31, 2001. The Company purchased $2,902,000 of property plant and equipment mainly related to the new facility in West Chicago during the first nine months of 2002. The Company has limited plans for capital expenditures during the fourth quarter of 2002.

         "Our third quarter results for 2002 reflect the costs associated with the consolidation of operations to West Chicago and the continued depressed Telecom market," said Joseph A. Turek, Chairman and Chief Executive Officer. "The consolidation has allowed us to reduce our staff to approximately 110 employees and create an efficient operating platform going forward."

         Mr. Turek went on to say that, "We continue to visit new customers and promote our business model of Virtual Manufacturing. We believe Virtual Manufacturing will be the growth vehicle for our Company going forward. M-Wave has signed ten new agreements in 2002, which the Company expects to represent approximately $10,000,000 in revenues for 2002, and which we expect will increase in 2003. Virtual Manufacturing contractually supplies the printed circuit needs of our customer by managing the complete procurement process. We utilize a global base of suppliers that allows our customers to benefit from lower worldwide manufacturing prices. We deliver products when the customer needs them through either consignment inventory control or just-in-time programs. And, we reinforce our quality policy with a money-back guarantee for boards and components. To our knowledge, no other company offers the price, delivery, and quality benefits of our Virtual Manufacturing program."


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FRB | Weber Shandwick Worldwide serves as financial relations counsel to this company, is acting on the company's behalf in issuing this bulletin and receiving compensation therefor. The information contained herein is furnished for information purposes only and is not to be construed as an offer to buy or sell securities.

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M~WAVE, INC.
ADD 1

         The Company expects revenues to be between $3,000,000 and $4,000,000 in the fourth quarter of 2002.

         Join M~Wave on its quarterly Conference call on Wednesday, October 30, 2002 at 10:00 am CST at 888-349-9379 or 706-634-2347 at least five minutes before start time or on www.vcall.com. To listen to a replay of the conference call through August 7, 2002, please dial 800-642-1687 or 706-645-9291. The pass code is 6068522.

About M~Wave:

         Established in 1988 and headquartered in the Chicago suburb of West Chicago, Ill., M~Wave is a value-added service provider of high performance circuit boards. The Company's products are used in a variety of telecommunications and industrial electronics applications. M-Wave services customers with its patented bonding technology, Flexlink II(TM) and its supply chain management program called Virtual Manufacturing. The Company trades on the Nasdaq National market under the symbol "MWAV". Visit the Company on its web site at www.mwav.com.

         This news release contains predictions, estimates and other forward-looking statements that involve a number of risks and uncertainties. While this outlook represents our current judgement on the future direction of the business, such risks and uncertainties could cause actual results to differ materially from any future performance suggested above. Factors that could cause actual results to differ include the following: the failure of the Telecom market to improve; the Company's ability to secure additional sources of funds that it may require; the Company's relationship and contractual arrangements with key customers; dependence on suppliers and subcontractors for circuit board components; successful award of contracts under bid; a highly competitive environment; design and production delays; cancellation or reductions of contract orders; effective utilization of existing and new manufacturing resources; pricing pressures by key customers; and other factors detailed in the Company's Securities and Exchange Commission filings.

                            -FINANCIAL TABLES FOLLOW-